--------
 FORM 4
--------

[ ] Check this box if
    no longer subject                        U.S. SECURITIES AND EXCHANGE COMMISSION
    to Section 16. Form 4                             WASHINGTON, DC 20549
    or Form 5 obligations
    may continue. See                      STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    Instruction 1(b)
                              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                          Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                                               of the Investment Company Act of 1940


----------------------------------------------------------------------------------------------------------------------------------|
|1.Name and Address of Reporting Person*   |2.Issuer Name and Ticker or Trading Symbol  |6.Relationship of Reporting Person       |
|                                          |                                            |  to Issuer (Check all applicable)       |
|    Gentles     Robert                    |  Remote Utilities Network, Inc.            |                                         |
|------------------------------------------|  (OTCBB: RMUN)                             |  [ ] Director     [ ] 10% Owner         |
|    (Last)     (First)     (Middle)       |                                            |  [X] Officer      [ ] Other (specify    |
-------------------------------------------|--------------------------------------------|      (give            below)            |
|                                          |3.IRS Identification   |4.Statement for     |       title                             |
|       7 Penmeadows Place SE              |  Number of reporting  |  Month/Year        |       below)                            |
|------------------------------------------|  person, if such      |                    |                                         |
|               (Street)                   |  person is an         |     05/01          |       Chief Financial Officer           |
|                                          |  entity               |--------------------|-----------------------------------------|
|       Calgary     Alberta      T2A 3P8   |                       |5.If Amendment,     |7.Individual or Joint/Group Filing       |
|------------------------------------------|                       |  Date of Original  |  (Check applicable line)                |
|        (City)      (State)      (Zip)    |                       |                    |                                         |
|                                          |                       |                    |  [X] Form filed by One Reporting Person |
|                                          |                       |                    |  [ ] Form filed by More than One        |
|                                          |                       |                    |      Reporting Person                   |
|---------------------------------------------------------------------------------------------------------------------------------|


                          TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
|---------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security           |2.Trans- |3.Trans-   |4.Securities Acquired (A)          |5.Amount of    |6.Owner-   |7.Nature    |
|                              |  action |  action   |  or Disposed of (D)               |  Securities   |  ship     |  of In-    |
|                              |  Date   |  Code     |  (Instr. 3, 4 and 5)              |  Beneficially |  Form:    |  direct    |
|                              |         |  (Instr.8)|                                   |  Owned at     |  Direct   |  Benefi-   |
|                              | (Month/ |           |                                   |  End of       |  (D) or   |  cial      |
|                              |  Day/   |-----------|-----------------------------------|  Month        |  Indirect |  Owner-    |
|                              |  Year)  |      |    |               |(A)or|             | (Instr. 3 and |  (I)      |  ship      |
|                              |         | Code | V  |    Amount     |(D)  |    Price    |  4)           | (Instr. 4)| (Instr. 4) |
|---------------------------------------------------------------------------------------------------------------------------------|
|Common Stock, Par Value $.001 | 5/16/01 |   J  |    |  6,480,000    |  D  |  Note (1)   |    720,000    |    I      |  Note (1)  |
|---------------------------------------------------------------------------------------------------------------------------------|
|                              |         |      |    |               |     |             |     50,000    |    D      |            |
|---------------------------------------------------------------------------------------------------------------------------------|
|                              |         |      |    |               |     |             |               |           |            |
|---------------------------------------------------------------------------------------------------------------------------------|
|                              |         |      |    |               |     |             |               |           |            |
|---------------------------------------------------------------------------------------------------------------------------------|
|                              |         |      |    |               |     |             |               |           |            |
|---------------------------------------------------------------------------------------------------------------------------------|
|                              |         |      |    |               |     |             |               |           |            |
|---------------------------------------------------------------------------------------------------------------------------------|
|                              |         |      |    |               |     |             |               |           |            |
|---------------------------------------------------------------------------------------------------------------------------------|

* If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).
  Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                            (Print or Type Responses)




FORM 4 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                      (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

|---------------------------------------------------------------------------------------------------------------------------------|
|1.Title of |2.Conver-|3.Trans-|4.Transac- |5.Number of Deriv- |6.Date Exer- |7.Title & Amount |8.Price|9.Number|10.Owner-|11.Na- |
| Derivative| sion or | action | tion Code | ative Securities  | cisable and | of Underlying   | of    | of Der-| ship    | ture  |
| Security  | Exercise| Date   | (Instr.8) | Acquired (A) or   | Expiration  | Securities      | Deriv-| ivative| Form    | of In-|
|(Instr.3)  | Price of|(Month/ |           | Disposed (D)      | Date        | (Instr. 3 and 4)| ative | Secur- | of Deri-| direct|
|           | Deriv-  | Day/   |           |(Instr.3, 4 and 5) | (Month/Day/ |                 | Secur-| ities  | vative  | Bene- |
|           | ative   | Year)  |           |                   |  Year)      |                 | ity   | Benefi-| Secu-   | ficial|
|           | Security|        |           |                   |             |                 |(Instr.| cially | rity:   | Own-  |
|           |         |        |           |                   |-------------|-----------------| 5)    | Owned  | Direct  | ership|
|           |         |        |           |                   |      |      |         |Amount |       | at End | (D) or  |(Instr.|
|           |         |        |           |                   |Date  |Expir-|         |or     |       | of     | Indi-   | 4)    |
|           |         |        |           |                   |Exer- |ation |  Title  |Number |       | Month  | rect (I)|       |
|           |         |        |-----------|-------------------|cis-  |Date  |         |of     |       |(Inst.4)|(Instr.4)|       |
|           |         |        |Code |  V  |   (A)   |   (D)   |able  |      |         |Shares |       |        |         |       |
|-----------|---------|--------|-----|-----|---------|---------|------|------|---------|-------|-------|--------|---------|-------|
|           |         |        |     |     |         |         |      |      |         |       |       |        |         |       |
|-----------|---------|--------|-----|-----|---------|---------|------|------|---------|-------|-------|--------|---------|-------|
|           |         |        |     |     |         |         |      |      |         |       |       |        |         |       |
|-----------|---------|--------|-----|-----|---------|---------|------|------|---------|-------|-------|--------|---------|-------|
|           |         |        |     |     |         |         |      |      |         |       |       |        |         |       |
|-----------|---------|--------|-----|-----|---------|---------|------|------|---------|-------|-------|--------|---------|-------|
|           |         |        |     |     |         |         |      |      |         |       |       |        |         |       |
|-----------|---------|--------|-----|-----|---------|---------|------|------|---------|-------|-------|--------|---------|-------|
|           |         |        |     |     |         |         |      |      |         |       |       |        |         |       |
|-----------|---------|--------|-----|-----|---------|---------|------|------|---------|-------|-------|--------|---------|-------|
|           |         |        |     |     |         |         |      |      |         |       |       |        |         |       |
|-----------|---------|--------|-----|-----|---------|---------|------|------|---------|-------|-------|--------|---------|-------|
|           |         |        |     |     |         |         |      |      |         |       |       |        |         |       |
|-----------|---------|--------|-----|-----|---------|---------|------|------|---------|-------|-------|--------|---------|-------|
|           |         |        |     |     |         |         |      |      |         |       |       |        |         |       |
|-----------|---------|--------|-----|-----|---------|---------|------|------|---------|-------|-------|--------|---------|-------|
|           |         |        |     |     |         |         |      |      |         |       |       |        |         |       |
|-----------|---------|--------|-----|-----|---------|---------|------|------|---------|-------|-------|--------|---------|-------|
|           |         |        |     |     |         |         |      |      |         |       |       |        |         |       |
|-----------|---------|--------|-----|-----|---------|---------|------|------|---------|-------|-------|--------|---------|-------|
Explanation of Responses:

(1) On May 16, 2001, Autoeye, Inc. entered into a Second Addendum to the License Agreement with Remote Utilities Network, Inc.
whereby it agreed to return to Remote 6,480,000 of the shares previously paid by Remote to Autoeye for the use of its technology, thereby reducing the consideration paid by Remote to 720,000 shares of Remote's common stock. The 6,480,000 shares were cancelled and returned to the authorized and unissued shares of Remote's common stock.  Terms of the Second Addendum were reported in
Remote's Current Report on Form 8-K filed with the Securities and Exchange Commission on May 18, 2001.  Mr. Gentles, Chief
Financial Officer of Remote, is also the President and a director of Autoeye, Inc. and therefore indirectly owns the 720,000 shares of Remote directly owned by Autoeye, Inc.


**Intentonal misstatements or omissions of facts
  constitute Federal Criminal violations.                        /s/ Robert Gentles                   06/08/01
  See 18U.S.V. 1001 and 15 U.S.C. 78ff(a).                 -------------------------------          ------------
                                                           **Signature of Reporting Person              Date

Note: File three copies of this Form, one of which
      must be manually signed.  If space provided is
      insufficient, see Instruction 6 for procedure.                                                                   Page 2
                                                                                                               SEC 1474 (3/91)
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